Filed pursuant to Rule 424(b)(3)

Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 5

(To Prospectus Dated April 20, 2023)

Garrett Motion Inc.

37,680,203 Shares of Common Stock

219,552,835 Shares of Series A Cumulative Convertible Preferred Stock

219,552,835 Shares of Common Stock Issuable Upon Conversion of Series A

Cumulative Convertible Preferred Stock

This prospectus supplement no. 5 supplements the prospectus dated April 20, 2023 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to (i) 219,552,835 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 37,680,203 shares of our common stock, par value $0.001 per share (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) and (iii) 219,552,835 shares of our Common Stock issuable upon conversion of the Series A Preferred Stock.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on May 25, 2023.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.” Our Series A Preferred Stock is quoted on the Nasdaq under the symbol “GTXAP”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2023

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16 Rolle, Switzerland	1180
(Address of Principal Executive Offices)	(Zip Code)

+41 21 695 30 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC
Series A Cumulative Convertible Preferred Stock, par value $0.001 per share	GTXAP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 24, 2023, Garrett Motion Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). The following are the voting results for the proposals considered and voted upon at the meeting, each of which were described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 14, 2023 (the “Proxy Statement”).

Item 1 - Election of nine directors for a term of office expiring on the date of the Company’s 2024 Annual Meeting of Stockholders.

NOMINEE	Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
Daniel Ninivaggi	277,087,466	435,329	292,489	17,187,997
Kevin Mahony	276,798,225	724,542	292,517	17,187,997
D’aun Norman	277,361,571	161,851	291,862	17,187,997
John Petry	275,279,856	2,240,655	294,773	17,187,997
Tina Pierce	273,354,755	4,169,911	290,618	17,187,997
Olivier Rabiller	276,942,864	579,793	292,627	17,187,997
Robert Shanks	277,437,654	83,372	294,258	17,187,997
Julia Steyn	277,434,780	87,698	292,806	17,187,997
Steven Tesoriere	276,637,685	885,438	292,161	17,187,997

Item 2 - Ratification of the appointment of Deloitte SA as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non- Votes
294,009,564	39,967	953,750	N/A

Item 3 - Approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non- Votes
276,222,316	754,635	838,333	17,187,997

Based on the foregoing votes, the director nominees named above were elected and Items 2 and 3 were approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRETT MOTION INC.

Date: May 25, 2023	By:	/s/ Jerome P. Maironi
Jerome P. Maironi
Senior Vice President, General Counsel and Corporate Secretary